WILLAMETTE VALLEY VINEYARDS, INC.
AMENDMENT NO. 4 TO
1992 STOCK INCENTIVE PLAN


     This Amendment No. 4 (the "Amendment") to the 1992 Stock Incentive Plan (the "Plan") of Willamette valley Vineyards, Inc. (the "Company") is effective as of July 25, 2001.


     Whereas, the Plan was adopted to enable the Company to provide financial incentives in the form of equity in the Company to the Company's employees and consultants.

     Whereas, the Plan was amended in 1996 and 1998.

     Whereas, the Plan, as amended, provides that the maximum number of shares of common stock that may be issued under the Plan is 600,000 shares;

     Whereas, the Company wishes to increase the number of shares under the Plan to 900,000.

     Now, therefore, subject to ratification and approval of the Amendment by the Company's shareholders, Section 3 of the Plan is amended effective July 25, 2001 to read as follows:

"Subject to the provisions of Section 11 of the Plan, the maximum number of shares which may be optioned and/or Sold under the Plan is 900,000 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock."

     Except as provided herein and as previously amended, the plan, as amended, shall remain unchanged and in full force and effect.